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               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         ADVANCED POWER TECHNOLOGY, INC.

                                  May 31, 2000

         Advanced Power Technology, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         A. The name of the Corporation is Advanced Power Technology, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 23, 1992.

         B. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and amends the provisions of the Certificate of Incorporation of the Corporation.

         C. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

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         FIRST: The name of the corporation (the "Corporation") is Advanced
Power Technology, Inc.

         SECOND: The registered office of the Corporation is to be located at1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801-1196, c/o Corporation Trust Center. The name of its registered agent at that address is Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The total number of shares of all classes of capital stock that the corporation shall have authority to issue is twenty million (20,000,000), of which nineteen million (19,000,000), with a par value of $0.01 per share, shall be designated common stock (the "Common Stock") and one million (1,000,000), with a par value of $0.001 per share, shall be designated preferred stock (the "Preferred Stock"). The Preferred Stock may be issued from time in one or more series. To the extent permitted under the General Corporation Law of Delaware, the Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such shares. The Board of Directors also is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the

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issue of that series unless a vote of the holders of such series is required pursuant to the certificate establishing the series of Preferred Stock.

         FIFTH: The Corporation shall have perpetual existence.

         SIXTH: Unless, and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

         SEVENTH: The number of directors which constitutes the whole Board of Directors of the Corporation shall be designated in the bylaws of the Corporation and may be changed by resolution of the Board.

         EIGHTH: The Corporation hereby confers the power to adopt, amend or repeal bylaws of the Corporation upon the board of directors.

         NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon the stockholders are granted subject to this right.

         TENTH: To the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware, as the same exist or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         ELEVENTH: Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law. The right to indemnification conferred in this ARTICLE ELEVENTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law. The right to indemnification conferred in this ARTICLE ELEVENTH shall be a contract right. The rights and authority conferred in this ARTICLE ELEVENTH shall not be exclusive of any other right that any person may otherwise have or hereafter acquire. Neither the amendment nor repeal of ARTICLES TENTH and ELEVENTH hereof, nor the adoption of any provision of this Restated Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of ARTICLES TENTH or ELEVENTH hereof in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

         TWELFTH: No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the bylaws, provided that


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action may be taken by the stockholders by written consent of the holder of a majority of the issued and outstanding shares.

         THIRTEENTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation of Advanced Power Technology, Inc., and acknowledges, under penalties of perjury, that this instrument is the act and deed of the Corporation and that the facts stated herein are true.


                                        ------------------------------------
                                        Patrick P.H. Sireta, President


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